Wynn Resorts, Limited Reports Second Quarter Results

Wynn Las Vegas Adjusted Property EBITDA of $115.3 million
Wynn Macau Adjusted Property EBITDA of $92.7 million

LAS VEGAS, August 6, 2007 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended June 30, 2007.

Net revenues for the second quarter of 2007 were $687.5 million, compared to $273.4 million in the second quarter of 2006. Results for this quarter include the operations of Wynn Macau, which opened on September 6, 2006. The revenue increase was driven by the opening of Wynn Macau and strong Wynn Las Vegas results.

Consolidated adjusted property EBITDA (2) was $208.0 million for the second quarter of 2007, compared to $73.2 million in the second quarter of 2006.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $89.6 million, or $0.82 per diluted share, compared to a loss of $20.1 million, or ($0.20) per diluted share in 2006. The significant increase in net income was due to the opening of Wynn Macau and strong operations from Wynn Las Vegas.

Adjusted net income in the second quarter of 2007 was $100.8 million, or $0.92 per diluted share (adjusted EPS)(1) compared to an adjusted net loss of $4.9 million, or ($0.05) per diluted share in the second quarter of 2006.

Wynn Las Vegas Second Quarter Results

For the quarter ended June 30, 2007, Wynn Las Vegas generated adjusted property EBITDA of $115.3 million, a 57.6% increase from the second quarter of 2006, with a 34.4% EBITDA margin on net revenue.

Net casino revenues in the second quarter of 2007 were $159.4 million, compared to $113.5 million for the second quarter of 2006. Table games drop was $561.8 million, with win per table per day (before discounts) of $10,443, compared to drop of $466.1 million and win per table per day of $7,187 in the second quarter of 2006. Table games win percentage of 24.2% was slightly above the property’s expected range of 21% to 24% and exceeded the 19.8% for the second quarter of 2006. Slot machine win per unit per day was $269 on handle (volume) of $976.3 million in the quarter, compared to a win per unit per day of $240 on handle of $907.0 million during the comparable period of 2006. Slot handle at Wynn Las Vegas increased 7.6% during the three months ended June 30, 2007 as compared to the same period in 2006, and the slot win percentage was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for the quarter were $211.2 million, a 7.5% increase from the second quarter of 2006. Hotel revenues were up 7.6% to $74.4 million during the quarter, versus $69.2 million in the second quarter of 2006. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $311 for the quarter, compared to $293 in the second quarter of 2006. The property’s occupancy was 97.0%, compared to 95.7% during the prior year period, generating revenue per available room (REVPAR) of $301 in the 2007 period (7.4% higher than in 2006).

Food and beverage revenues increased 5.7% to $82.1 million in the quarter, compared to $77.7 million in the second quarter of 2006. Retail revenues were $22.9 million in the quarter, compared to $19.3 million in the second quarter of 2006, an increase of 18.7%. Entertainment revenues were approximately $18.7 million, compared to $17.1 million in the second quarter of 2006 as Avenue Q closed in May 2006.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas. Encore’s current plans include a 2,034 all-suite hotel tower fully integrated with Wynn Las Vegas, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. We continue to refine the final design of Encore. Encore is expected to open in early 2009. Our project budget is currently estimated at approximately $2.2 billion, consisting of approximately $2.1 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theatre remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas, which opened in March 2007.

As of June 30, 2007, we had incurred approximately $567 million of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Second Quarter Results

In the second quarter of 2007, Wynn Macau generated net revenues (after discounts and commissions) of $352.5 million and adjusted property EBITDA of $92.7 million. Prior period comparisons are not available as we opened Wynn Macau on September 6, 2006. Our adjusted property EBITDA includes $3 million to $4 million of expenses associated with the expansion.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $9.3 billion for the period. VIP table games win percentage (calculated before discounts and commissions) was approximately 3.3%, above the expected range of 2.7% to 3.0%.

Table games drop in the mass market category was approximately $502.7 million during the period. Mass market table games win percentage (calculated before discounts and incentives) was 18.4%, which is within the expected range of 17% to 19%.

Slot machine win per unit per day was $522 on handle (volume) of $382.7 million for the quarter.

For the quarter, Wynn Macau generated an average daily room rate (ADR) of $258, with occupancy averaging 86.2%. Net non-casino revenues, consisting of rooms, food and beverage, retail and other, were $20.1 million.

Wynn Macau Expansion

We opened Wynn Macau on September 6, 2006. The property currently features 248 table games and 443 slot machines in an approximately 110,000 square foot casino. The Company intends to open approximately 20,000 square feet of additional gaming space and one restaurant in the second phase in the third quarter of 2007. Further expansion areas are expected to open by Chinese New Year, 2008. After the completion of the expansion, Wynn Macau is expected to have a total of approximately 380 table games and 1,200 slot machines.

In addition, the Company continues to develop the plans for a further expansion of Wynn Macau, the Wynn Diamond Suites, which was first announced in November 2006. This further expansion will add a second fully-integrated resort hotel named “Wynn Diamond Suites” to Wynn Macau, with approximately 400 luxury suites and villas, along with restaurants, additional retail space and additional VIP gaming space. In July, 2007, Wynn Macau issued a notice to proceed to the general contractor with respect to approximately $347.8 million of construction costs relating to the construction of Wynn Diamond Suites. While the complete project budget is still being finalized, the Company expects total cost to be in the range of $550 million to $600 million. The Company expects Wynn Diamond Suites to open to the public in the first half of 2010.

Through June 30, 2007, the Company had incurred approximately $1 billion of the approximate total $1.2 billion of budgeted project costs for Wynn Macau (excluding Wynn Diamond Suites).

Cotai

The Company has submitted an application with the government of Macau for a concession of land in Cotai for future development. The Company recently reconfigured its site plans for 52 acres and is awaiting final approval.

Other Factors Affecting Earnings

Interest expense, net of $9.2 million in capitalized interest, was $35.5 million for the second quarter of 2007. Depreciation and amortization expenses were $51.9 million and pre-opening expenses were $0.9 million during the quarter. Corporate expense and other was $16.0 million in the second quarter, including $4.9 million in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $879.1 million, including unrestricted cash balances of $838.5 million and cash balances restricted for our construction and development projects of $40.6 million. Total debt outstanding at the end of the quarter was $2.5 billion, including approximately $1.6 billion of Wynn Las Vegas debt, $224.1 million of Convertible Debentures and $549.2 million of Wynn Macau-related debt. Capital expenditures during the second quarter of 2007, net of changes in construction payables and retention, totaled approximately $232 million, primarily attributable to Encore.

On June 7, 2007, our Board of Directors authorized an equity repurchase program of up to $1.2 billion including purchases of both our common stock and our 6% Convertible Debentures due 2015. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions.

On June 15, 2007, the Company announced that it had called for redemption on July 20, 2007, all of the outstanding principal amount of its 6% Convertible Subordinated Debentures due 2015. Prior to redemption in July 2007, all of the holders converted their Debentures into shares of the Company’s common stock at a conversion price of $23 per share (a conversion rate of approximately 43.4782 shares per $1,000 principal amount of Debentures). Cash was paid in lieu of fractional shares. As a result, $224.1 million principal amount of the debentures were converted into 9,744,680 shares of our common stock. Accordingly, in July 2007, long term debt has been reduced by $224.1 million, equity has been increased by $218.9 million, and deferred financing costs were reduced by approximately $5.2 million.

Conference Call Information

The Company will hold a conference call to discuss its results on Monday, August 6th, 2007 at 2:00 p.m. PT (5:00 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) Adjusted net income (loss) is net income (loss) before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, contract termination fee, and other non-operating income and expenses. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) to adjusted net income (loss), and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss).

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues:
Casino	$491,825	$113,527	$949,017	$240,041
Rooms	87,797	69,222	173,088	137,399
Food and beverage	92,226	77,686	180,109	152,320
Entertainment, retail and other	62,661	49,389	114,866	98,346
Gross revenues	734,509	309,824	1,417,080	628,106
Less: promotional allowances	(46,968)	(36,454)	(94,222)	(77,511)
Net revenues	687,541	273,370	1,322,858	550,595

Operating costs and expenses:
Casino	289,668	57,920	554,393	121,156
Rooms	21,365	18,140	42,341	35,125
Food and beverage	54,953	49,423	109,208	94,182
Entertainment, retail and other	41,446	34,112	76,547	66,626
General and administrative	74,294	49,011	152,460	95,976
Provision for doubtful accounts	14,362	3,646	22,103	6,575
Pre-opening costs	889	17,028	2,725	25,974
Depreciation and amortization	51,902	40,542	103,426	82,327
Contract termination fee	-	-	-	5,000
Property charges and other	13,021	2,376	26,290	7,325
Total operating costs and expenses	561,900	272,198	1,089,493	540,266

Equity in income from unconsolidated affiliates	512	511	967	1,086

Operating income	126,153	1,683	234,332	11,415

Other income (expense):
Interest and other income	10,408	9,617	22,508	18,049
Interest expense, net of capitalized interest	(35,460)	(35,307)	(73,133)	(71,250)
Increase in swap fair value	2,334	4,246	1,859	10,591
Loss from extinguishment of debt	-	-	(157)	-
Other income (expense), net	(22,718)	(21,444)	(48,923)	(42,610)

Income (loss) before income taxes	103,435	(19,761)	185,409	(31,195)

Provision for income taxes	(13,885)	(309)	(37,454)	(309)

Net Income (loss)	$89,550	$(20,070)	$147,955	$(31,504)

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$0.88	$(0.20)	$1.46	$(0.32)
Diluted*	$0.82	$(0.20)	$1.36	$(0.32)
Weighted average common shares outstanding:
Basic	101,214	99,830	101,307	99,286
Diluted	112,111	99,830	112,237	99,286

Note: * Diluted earnings per share for the three and six months ended June 30, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $2.3 million and $4.6 million, respectively, of net interest attributable to these debentures for the quarter and six months ended June 30, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income (loss)	$89,550	$(20,070)	$147,955	$(31,504)
Pre-opening costs	889	17,028	2,725	25,974
Loss from the extinguishment of debt	-	-	157	-
Increase in swap fair value	(2,334)	(4,246)	(1,859)	(10,591)
Property charges and other	13,021	2,376	26,290	7,325
Adjustment for income taxes	(352)	-	(1,855)	-
Adjusted net income (loss)(1)	$100,774	$(4,912)	$173,413	$(8,796)

Adjusted net income (loss) per diluted share*	$0.92	$(0.05)	$1.59	$(0.09)

Note: * Diluted adjusted net income per share for the three months ended June 30, 2007 and the six months ended June 30, 2007, includes the assumption that the convertible debentures were converted into shares of common stock. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share for the three months ended June 30, 2007 and the six months ended June 30, 2007, is increased by approximately $2.3 million and $4.6 million, respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended June 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$63,420	$53,220	$9,513	$126,153

Pre-opening costs	818	70	1	889
Depreciation and amortization	36,517	14,526	859	51,902
Property charges and other	597	12,424	-	13,021
Management fees and royalties	5,038	4,481	(9,519)	-
Corporate expenses and other	6,731	7,390	(3,010)	11,111
Stock-based compensation	2,179	546	2,156	4,881

Adjusted property EBITDA (2)	$115,300	$92,657	$-	$207,957

	Three Months Ended June 30, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$22,140	$(20,476)	$19	$1,683

Pre-opening costs	176	16,852	-	17,028
Depreciation and amortization	37,618	2,131	793	40,542
Property charges and other	2,376	-	-	2,376
Management fees and royalties	4,126	1,500	(5,626)	-
Corporate expenses and other	4,855	(7)	3,205	8,053
Stock-based compensation	1,871	-	1,609	3,480

Adjusted property EBITDA (2)	$73,162	$-	$-	$73,162

			Three Months Ended June 30,
			2007	2006
Adjusted property EBITDA (2)			$207,957	$73,162

Pre-opening costs			(889)	(17,028)
Depreciation and amortization			(51,902)	(40,542)
Property charges and other			(13,021)	(2,376)
Corporate expenses and other			(11,111)	(8,053)
Stock-based compensation			(4,881)	(3,480)
Interest and other income			10,408	9,617
Interest expense			(35,460)	(35,307)
Increase in swap fair value			2,334	4,246
Provision for income taxes			(13,885)	(309)

Net income (loss)			$89,550	$(20,070)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Six Months Ended June 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$122,434	$94,277	$17,621	$234,332

Pre-opening costs	2,351	353	21	2,725
Depreciation and amortization	72,587	29,159	1,680	103,426
Property charges and other	1,701	24,089	500	26,290
Management fees and royalties	10,022	8,293	(18,315)	-
Corporate expenses and other	13,044	14,422	(5,386)	22,080
Stock-based compensation	4,388	1,074	3,879	9,341

Adjusted property EBITDA (2)	$226,527	$171,667	$-	$398,194

	Six Months Ended June 30, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$44,388	$(32,983)	$10	$11,415

Pre-opening costs	194	25,775	5	25,974
Depreciation and amortization	76,568	4,208	1,551	82,327
Property charges and other	7,325	-	-	7,325
Contract termination fee	5,000	-	-	5,000
Management fees and royalties	8,286	3,000	(11,286)	-
Corporate expenses and other	8,867	-	6,503	15,370
Stock-based compensation	3,657	-	3,217	6,874

Adjusted property EBITDA (2)	$154,285	$-	$-	$154,285

			Six Months Ended June 30,
			2007	2006
Adjusted property EBITDA (2)			$398,194	$154,285

Pre-opening costs			(2,725)	(25,974)
Depreciation and amortization			(103,426)	(82,327)
Property charges and other			(26,290)	(7,325)
Contract termination fee			-	(5,000)
Corporate expenses and other			(22,080)	(15,370)
Stock-based compensation			(9,341)	(6,874)
Interest and other income			22,508	18,049
Interest expense			(73,133)	(71,250)
Increase (decrease) in swap fair value			1,859	10,591
Loss on extinguishment of debt			(157)	-
Provision for income taxes			(37,454)	(309)

Net income (loss)			$147,955	$(31,504)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006(5)	June 30, 2007	June 30, 2006(5)
Room Statistics for Wynn Las Vegas:
Occupancy %	97.0%	95.7%	96.6%	95.7%
Average Daily Room Rate (ADR)[1]	$311	$293	$310	$293
Revenue per available room (REVPAR)[2]	$301	$280	$300	$280

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$10,443	$7,187	$11,568	$7,291
Table Hold %	24.2%	19.8%	25.9%	19.8%
Slot machine win per unit per day[4]	$269	$240	$263	$250
Average number of table games	143	141	138	143
Average number of slot machines	1,976	1,959	1,956	1,955

Room Statistics for Wynn Macau:
Occupancy %	86.2%	N/A	85.5%	N/A
Average Daily Room Rate (ADR)[1]	$258	N/A	$252	N/A
Revenue per available room (REVPAR)[2]	$222	N/A	$215	N/A

Other information for Wynn Macau:
Table games win per unit per day[3]	$17,292	N/A	$16,356	N/A
Slot machine win per unit per day[4]	$522	N/A	$488	N/A
Average number of table games	251	N/A	246	N/A
Average number of slot machines	457	N/A	445	N/A

(1) ADR is Average Daily Room Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

(5) Wynn Macau information for the second quarter of 2006 and first six months of 2006 is not applicable since Wynn Macau opened on September 6, 2006.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

www.wynnresorts.com
www.wynnlasvegas.com